                                                                      EXHIBIT 20

HCA

                                                                            NEWS
--------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE

INVESTOR CONTACT                                     MEDIA CONTACT
Mark Kimbrough: 615-344-2688                         Jeff Prescott: 615-344-5708



                  HCA REPORTS 2002 1ST QUARTER RESULTS
          EPS INCREASES 21% FOR THE QUARTER TO $0.76 COMPARED TO $0.63 EXCLUDING GOODWILL AMORTIZATION, GAINS AND INVESTIGATION RELATED CHARGES



         Nashville, Tenn., April 22, 2002 - HCA (NYSE: HCA) today announced operating results for the first quarter ended March 31, 2002. "We're extremely pleased with the results of the quarter. This is the tenth quarter out of the last eleven the Company has achieved earnings per share growth in excess of 20 percent," stated Jack O. Bovender, Jr., Chairman and CEO. "Strong revenue growth combined with sound cost management led to another excellent quarter for this Company and its shareholders."

         During the first quarter, revenues increased 8.3 percent to $4.9 billion compared to $4.5 billion during the first quarter of 2001. Same facility revenues increased 11.1 percent during the quarter. Net income before goodwill amortization, gains on sales of facilities and investigation related costs totaled $396 million or $0.76 per diluted share compared to $348 million or $0.63 per diluted share for the same period of 2001. Net income totaled $385 million or $0.74 per diluted share versus $343 million or $0.62 per diluted share in the first quarter of 2001.

         Solid quarterly performance was driven by continued strength in same facility inpatient revenue per admission, which increased 10.1 percent, and same facility revenue per equivalent admission, which increased 9.3 percent. Same facility equivalent admissions grew 1.7 percent, reflecting strong outpatient volume during the quarter, in particular, emergency department visits which increased 4.4 percent. Same facility admissions for the quarter increased 0.9 percent, however, if you factor out a 33 percent reduction in skilled nursing admissions related to unit closures and conversions; same facility acute care admissions rose 1.7 percent.



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

         As previously announced, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets," in the first quarter of 2002. The effect of the change in accounting treatment would have resulted in an increase in net income of $17 million, or $0.03 per diluted share, during the first quarter of 2001.

         At March 31, 2002, the Company's balance sheet reflected total debt of $7.0 billion; stockholders' equity (including common, temporary and minority equity) of $6.2 billion; and total assets of $18.0 billion. The Company's ratio of debt-to-debt plus stockholders' equity was 53.1 percent at March 31, 2002 compared to 56.2 percent at December 31, 2001. The ratio of debt-to-EBITDA was
2.01 times at quarter end.

         Cash flow from operations during the first quarter was $609 million, compared to $438 million in the first quarter of 2001. Capital expenditures for the quarter totaled, $378 million, up 38% from the first quarter of 2001. Return on stockholders' equity was 21.8 percent and return on invested capital was 12.0 percent at March 31, 2002.

         As of March 31, 2002, the Company operated 181 hospitals and 77 ambulatory surgery centers (including 6 hospitals and 3 ASCs owned through 50/50 equity joint ventures), compared to 194 hospitals and 77 ambulatory surgery centers (including 9 hospitals and 3 ASCs owned through equity joint ventures) as of March 31, 2001.

         The Company's annual shareholders meeting will be held in Nashville, Tennessee on May 23rd at 1:30 p.m. local time for shareholders of record at April 1, 2002.

         HCA will host a conference call for investors at 8:30 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon and through the next 30 days. The webcast can be accessed at www.videonewswire.com/event.asp?id=4128 or via the Investor Relations site at www.hcahealthcare.com.

                                    ***********

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. NUMEROUS RISKS, UNCERTAINTIES AND OTHER FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS, INCLUDING: (I) THE OUTCOME OF THE KNOWN AND UNKNOWN GOVERNMENTAL INVESTIGATIONS AND LITIGATION INVOLVING THE COMPANY'S BUSINESS PRACTICES INCLUDING THE ABILITY TO NEGOTIATE, EXECUTE AND TIMELY CONSUMMATE DEFINITIVE SETTLEMENT AGREEMENTS IN THE GOVERNMENT'S REMAINING CIVIL CASES AND TO OBTAIN COURT APPROVAL THEREOF, (II) THE ABILITY TO CONSUMMATE THE UNDERSTANDING WITH THE CENTERS FOR MEDICARE AND MEDICAID SERVICES, (III) THE HIGHLY COMPETITIVE NATURE OF THE HEALTH CARE BUSINESS, (IV) THE EFFORTS OF INSURERS, HEALTH CARE PROVIDERS AND OTHERS TO CONTAIN HEALTH CARE COSTS, (V) POSSIBLE CHANGES IN THE MEDICARE AND MEDICAID PROGRAMS THAT MAY LIMIT REIMBURSEMENTS TO HEALTH CARE PROVIDERS AND INSURERS, (VI) CHANGES IN FEDERAL, STATE OR LOCAL REGULATIONS AFFECTING THE HEALTH CARE INDUSTRY, (VII) THE POSSIBLE ENACTMENT OF FEDERAL OR STATE HEALTH CARE REFORM, (VIII) THE ABILITY TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT AND PERSONNEL, INCLUDING AFFILIATED PHYSICIANS, NURSES AND MEDICAL SUPPORT PERSONNEL, (IX) LIABILITIES AND OTHER CLAIMS ASSERTED AGAINST THE COMPANY, (X) FLUCTUATIONS IN THE MARKET VALUE OF THE COMPANY'S COMMON STOCK, (XI) CHANGES IN ACCOUNTING PRACTICES, (XII) CHANGES IN GENERAL ECONOMIC CONDITIONS, (XIII) FUTURE DIVESTITURES WHICH MAY RESULT IN ADDITIONAL CHARGES, (XIV) CHANGES IN REVENUE MIX AND THE ABILITY TO ENTER INTO AND RENEW


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

MANAGED CARE PROVIDER ARRANGEMENTS ON ACCEPTABLE TERMS, (XV) THE AVAILABILITY, TERMS AND COST OF CAPITAL, (XVI) CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS, (XVII) SLOWNESS OF REIMBURSEMENT, (XVIII) THE ABILITY TO IMPLEMENT THE COMPANY'S SHARED SERVICES AND OTHER INITIATIVES AND REALIZE DECREASES IN ADMINISTRATIVE, SUPPLY AND INFRASTRUCTURE COSTS, (XIX) THE OUTCOME OF PENDING AND ANY FUTURE TAX AUDITS, APPEALS AND LITIGATION ASSOCIATED WITH THE COMPANY'S TAX POSITIONS, (XX) THE OUTCOME OF THE COMPANY'S CONTINUING EFFORTS TO MONITOR, MAINTAIN AND COMPLY WITH APPROPRIATE LAWS, REGULATIONS, POLICIES AND PROCEDURES AND THE COMPANY'S CORPORATE INTEGRITY AGREEMENT WITH THE GOVERNMENT, (XXI) INCREASED REVIEWS OF THE COMPANY'S COST REPORTS, (XXII) THE ABILITY TO MAINTAIN AND INCREASE PATIENT VOLUMES AND CONTROL THE COSTS OF PROVIDING SERVICES, AND (XXIII) OTHER RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SEC. MANY OF THE FACTORS THAT WILL DETERMINE THE COMPANY'S FUTURE RESULTS ARE BEYOND THE ABILITY OF THE COMPANY TO CONTROL OR PREDICT.

READERS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH REFLECT MANAGEMENT'S VIEWS ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS, OR TO MAKE ANY OTHER FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

ALL REFERENCES TO "COMPANY" AND "HCA" AS USED THROUGHOUT THIS DOCUMENT REFER TO HCA INC. AND ITS AFFILIATES.





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
                                    HCA INC.
                     CONSOLIDATED OPERATING RESULTS SUMMARY
                 (Dollars in millions, except per share amounts)



                                                                                               FIRST QUARTER
                                                                                        ------------------------
                                                                                           2002           2001
                                                                                           ----           ----
Revenues ..........................................................................     $   4,873      $   4,501

EBITDA (a) ........................................................................     $   1,043      $     972

Net income:
      Reported net income, excluding gains on sales of facilities and investigation
          related costs ...........................................................     $     396      $     331
      Goodwill amortization (net of tax) ..........................................            --             17
                                                                                        ------------------------
      Adjusted net income, excluding gains on sales of facilities and investigation
          related costs ...........................................................           396            348
      Gains on sales of facilities (net of tax) ...................................            --              4
      Investigation related costs (net of tax) ....................................           (11)            (9)
                                                                                        ------------------------
      Adjusted net income .........................................................     $     385      $     343
                                                                                        ========================

Diluted earnings per share:
      Reported net income, excluding gains on sales of facilities and investigation
          related costs ...........................................................     $    0.76      $    0.60
      Goodwill amortization .......................................................            --           0.03
                                                                                        ------------------------
      Adjusted net income, excluding gains on sales of facilities and investigation
          related costs ...........................................................          0.76           0.63
      Gains on sales of facilities ................................................            --           0.01
      Investigation related costs .................................................         (0.02)         (0.02)
                                                                                        ------------------------
      Adjusted net income .........................................................     $    0.74      $    0.62
                                                                                        ========================
Shares used in computing diluted earnings per share (000) .........................       521,588        554,818







-----------------------------------------


(a) EBITDA is defined as income before depreciation and amortization, interest expense, gains on sales of facilities, investigation related costs, minority interests and income taxes.





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
                                    HCA INC.
                         CONSOLIDATED INCOME STATEMENTS
                                  FIRST QUARTER
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                      2002                          2001
                                                                           -----------------------      ------------------------
                                                                            AMOUNT         RATIO          Amount         Ratio
                                                                            ------         -----          ------         -----
Revenues ...............................................................    $ 4,873         100.0%       $  4,501         100.0%

Salaries and benefits ..................................................      1,930          39.6           1,782          39.6
Supplies ...............................................................        778          16.0             711          15.8
Other operating expenses ...............................................        800          16.3             787          17.5
Provision for doubtful accounts ........................................        368           7.6             325           7.2
Insurance subsidiary (gains) losses on sales of investments ............          5           0.1             (30)         (0.7)
Equity in earnings of affiliates .......................................        (51)         (1.0)            (46)         (1.0)
                                                                           -----------------------      ------------------------
                                                                              3,830          78.6           3,529          78.4
                                                                           -----------------------      ------------------------

    EBITDA .............................................................      1,043          21.4             972          21.6

Depreciation and amortization ..........................................        244           5.0             257           5.7
Interest expense .......................................................        121           2.5             142           3.2
Gains on sales of facilities ...........................................         --            --             (13)         (0.3)
Investigation related costs ............................................         17           0.3              14           0.3
                                                                           -----------------------      ------------------------

Income before minority interests and income taxes ......................        661          13.6             572          12.7

Minority interests in earnings of consolidated entities ................         35           0.7              30           0.7
                                                                           -----------------------      ------------------------

Income before income taxes .............................................        626          12.9             542          12.0

Provision for income taxes .............................................        241           5.0             216           4.8
                                                                           -----------------------      ------------------------

Reported net income  ...................................................        385           7.9             326           7.2

Goodwill amortization, net of taxes  ...................................         --            --              17           0.4
                                                                           -----------------------      ------------------------
     Adjusted net income  ..............................................    $   385           7.9        $    343           7.6
                                                                           =======================      ========================

Diluted earnings per share:
    Reported net income, excluding gains on sales of facilities
          and investigation related costs ..............................    $  0.76                      $   0.60
    Goodwill amortization ..............................................         --                          0.03
                                                                           ---------                    ----------
    Adjusted net income, excluding gains on sales of facilities
          and investigation related costs ..............................       0.76                          0.63
    Gains on sales of facilities .......................................         --                          0.01
    Investigation related costs ........................................      (0.02)                        (0.02)
                                                                           ---------                    ----------
    Adjusted net income ................................................    $  0.74                      $   0.62
                                                                           =========                    ==========

Shares used in computing diluted earnings per share (000) ..............    521,588                       554,818




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
                                    HCA INC.
                           CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)

                                                                             MARCH 31,      DECEMBER 31,
                                                                               2002             2001
                                                                             ---------      ------------
                                           ASSETS

Current assets:
     Cash and cash equivalents .........................................     $      62       $      85
     Accounts receivable, net ..........................................         2,658           2,420
     Other .............................................................         1,550           1,636
                                                                             ---------       ---------

          Total current assets .........................................         4,270           4,141

Property and equipment, at cost ........................................        15,527          15,222
Accumulated depreciation ...............................................        (6,488)         (6,303)
                                                                             ---------       ---------
                                                                                 9,039           8,919

Investments of insurance subsidiary ....................................         1,463           1,453
Investments in and advances to affiliates ..............................           673             680
Intangible assets, net .................................................         2,056           2,051
Other ..................................................................           454             486
                                                                             ---------       ---------
                                                                             $  17,955       $  17,730
                                                                             =========       =========
                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable ..................................................     $     771       $     755
     Other current liabilities .........................................         1,416           1,372
     Government settlement accrual .....................................           250             250
     Long-term debt due within one year ................................           840             807
                                                                             ---------       ---------
          Total current liabilities ....................................         3,277           3,184

Long-term debt .........................................................         6,172           6,553
Professional liability risks, deferred taxes and
     other liabilities .................................................         2,304           2,268
Minority interests in equity of consolidated entities ..................           576             563
Company-obligated mandatorily redeemable securities of affiliate
     holding solely Company obligations ................................           400             400

Stockholders' equity ...................................................         5,226           4,762
                                                                             ---------       ---------
                                                                             $  17,955       $  17,730
                                                                             =========       =========

Current ratio ..........................................................          1.30            1.30
Ratio of debt to debt plus common, temporary and minority equity .......          53.1%           56.2%
Shares outstanding (thousands) .........................................       511,757         509,297

                                    HCA INC.
                              OPERATING STATISTICS

                                                                       FIRST QUARTER
                                                              -------------------------------
                                                                 2002                  2001
                                                                 ----                  ----
CONSOLIDATED HOSPITALS:

     Number of Hospitals                                             175                  185
     Weighted Average Licensed Beds                               40,079               40,950
     Licensed Beds at End of Period                               40,054               40,895

     Admissions                                                  407,300              412,000
          Same Facility % Change                                     0.9%
     Equivalent Admissions                                       594,700              597,800
          Same Facility % Change                                     1.7%
     Revenue per Equivalent Admission                         $    8,193           $    7,528
          Same Facility % Change                                     9.3%
     Inpatient Revenue per Admission                          $    7,474           $    6,749
          Same Facility % Change                                    10.1%

     Patient Days                                              2,060,700            2,055,700
     Equivalent Patient Days                                   3,008,600            2,982,900

     Emergency Department Visits                               1,206,900            1,186,200
          Same Facility % Change                                     4.4%

     Outpatient Revenues as a
         Percentage of Patient Revenues                             36.3%                36.3%

     Average Length of Stay                                          5.1                  5.0

     Occupancy                                                      57.1%                55.8%
     Equivalent Occupancy                                           83.4%                81.0%



NUMBER OF CONSOLIDATED AND
NON-CONSOLIDATED (50/50 EQUITY
JOINT VENTURES) HOSPITALS:

     Consolidated                                                    175                  185
     Non-Consolidated (50/50 Equity
         Joint Ventures)                                               6                    9
                                                              ----------           ----------
     Total Number of Hospitals                                       181                  194
                                                              ==========           ==========

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